Filed pursuant to Rule 424(b)(3)

Registration No. 333-175052

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED MAY 27, 2014

TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED MAY 1, 2014

This Supplement contains performance information for April 2014 for the Seneca Global Fund, L.P. It supplements the Fund’s Prospectus and Disclosure Document dated May 1, 2014. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Performance Update April 2014
25 Years of Alternative Investments

Seneca Global Fund, L.P. A Units

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	3 Year	5 Year	Since Inception (Dec 2008)
Seneca Global Fund A Units [1]	-1.61%	-5.92%	-12.85%	-12.77%	-7.03%	-7.16%
S&P 500 Total Return Index [2]	0.74%	2.56%	20.44%	13.83%	19.14%	17.23%
S&P GSCI© Total Return Index [3]	0.74%	3.70%	6.94%	-4.54%	7.20%	1.54%

It is not possible to invest directly in an index.

Monthly Commentary	Trading Performance

In April, equities initially sold off amid concerns over stock valuations and weak economic numbers. Optimism returned and global equities rallied mid-month with the Fed calming fears, stating that they remained committed to supportive monetary policy and noting than the recent weather-induced US growth slowdown would be short-lived. Meanwhile, risks of deflation in Europe led to speculation that the ECB might resort to quantitative easing. In contrast, UK unemployment dipped below the Bank of England’s 7% threshold, prompting speculation that the BOE may begin raising interest rates. Tension surrounding Ukraine and sanctions on Russia drove many commodity markets higher on fears of supply disruptions.

The Fund recorded its largest gains in metals, specifically in nickel whose price rose to a 14-month high due to falling supply as Indonesia, the biggest nickel miner, had banned unprocessed ore exports earlier in the year. In currencies, gains were made from long positions in the British pound which rose to four year highs on speculation over interest rate hikes. However, this was offset by losses due to a reversal in the Japanese yen. The Fund saw its largest losses in equities due to an early sell off in stock indices, which then caused the Fund to cut its long positions and prevented it from fully benefiting from the market rebound going into month-end. The Fund closed the month with a net negative return.

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a redemption fee. Limited Partners will not be required to pay any redemption fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. A Units	Performance Update | April 2014

Series A Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%	0.54%	3.76%	-9.42%	5.28%	-3.54%	-3.11%	-6.11%	-2.27%	1.49%	-16.18%
2013	2.59%	-1.05%	0.89%	2.38%	-2.40%	-3.28%	-1.19%	-3.90%	-1.46%	1.65%	1.17%	1.99%	-2.86%
2014	-3.36%	1.34%	-2.37%	-1.61%									-5.92%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by 52, and (ii) the number of weeks remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update April 2014
25 Years of Alternative Investments

Seneca Global Fund, L.P. B Units

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	3 Year	5 Year	Since Inception (Nov 2008)
Seneca Global Fund B Units [1]	-1.48%	-5.43%	-11.48%	-11.38%	-5.56%	-4.60%
S&P 500 Total Return Index [2]	0.74%	2.56%	20.44%	13.83%	19.14%	15.37%
S&P GSCI© Total Return Index [3]	0.74%	3.70%	6.94%	-4.54%	7.20%	-1.40%

It is not possible to invest directly in an index.

Monthly Commentary	Trading Performance

In April, equities initially sold off amid concerns over stock valuations and weak economic numbers. Optimism returned and global equities rallied mid-month with the Fed calming fears, stating that they remained committed to supportive monetary policy and noting than the recent weather-induced US growth slowdown would be short-lived. Meanwhile, risks of deflation in Europe led to speculation that the ECB might resort to quantitative easing. In contrast, UK unemployment dipped below the Bank of England’s 7% threshold, prompting speculation that the BOE may begin raising interest rates. Tension surrounding Ukraine and sanctions on Russia drove many commodity markets higher on fears of supply disruptions.

The Fund recorded its largest gains in metals, specifically in nickel whose price rose to a 14-month high due to falling supply as Indonesia, the biggest nickel miner, had banned unprocessed ore exports earlier in the year. In currencies, gains were made from long positions in the British pound, which rose to four year highs on speculation over interest rate hikes. However, this was offset by losses due to a reversal in the Japanese yen. The Fund saw its largest losses in equities due to an early sell off in stock indices, which then caused the Fund to cut its long positions and prevented it from fully benefiting from the market rebound going into month-end. The Fund closed the month with a net negative return.

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. B Units	Performance Update | April 2014

Series B Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%	0.93%	-1.86%	8.04%	1.11%	4.08%	-4.92%	5.83%	14.55%
2011	-1.70%	2.95%	-1.43%	5.10%	-7.77%	-3.44%	5.25%	0.35%	4.78%	-8.80%	-3.38%	0.88%	-8.15%
2012	-0.59%	2.36%	-4.50%	0.67%	3.90%	-9.29%	5.42%	-3.42%	-2.98%	-5.99%	-2.15%	1.62%	-14.85%
2013	2.72%	-0.92%	1.02%	2.51%	-2.27%	-3.16%	-1.07%	-3.78%	-1.33%	1.78%	1.30%	2.13%	-1.34%
2014	-3.24%	1.47%	-2.24%	-1.48%									-5.43%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update April 2014
25 Years of Alternative Investments

Seneca Global Fund, L.P. C Units

Monthly Commentary	Trading Performance

In April, equities initially sold off amid concerns over stock valuations and weak economic numbers. Optimism returned and global equities rallied mid-month with the Fed calming fears, stating that they remained committed to supportive monetary policy and noting than the recent weather-induced US growth slowdown would be short-lived. Meanwhile, risks of deflation in Europe led to speculation that the ECB might resort to quantitative easing. In contrast, UK unemployment dipped below the Bank of England’s 7% threshold, prompting speculation that the BOE may begin raising interest rates. Tension surrounding Ukraine and sanctions on Russia drove many commodity markets higher on fears of supply disruptions.

The Fund recorded its largest gains in metals, specifically in nickel whose price rose to a 14-month high due to falling supply as Indonesia, the biggest nickel miner, had banned unprocessed ore exports earlier in the year. In currencies, gains were made from long positions in the British pound, which rose to four year highs on speculation over interest rate hikes. However, this was offset by losses due to a reversal in the Japanese yen. The Fund saw its largest losses in equities due to an early sell off in stock indices, which then caused the Fund to cut its long positions and prevented it from fully benefiting from the market rebound going into month-end. The Fund closed the month with a net negative return.

		Month	YTD	1 Year
	Seneca Global Fund C Units[1]	-1.37%	-5.01%	-10.27%
	S&P 500 Total Return Index[2]	0.74%	2.56%	20.44%
	S&P GSCI© Total Return Index[3]	0.74%	3.70%	6.94%

It is not possible to invest directly in an index.

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series C Units are not available for purchase, rather are issued in exchange for Series A, B and I Units once such units reach a certain limit on fees, as described in the prospectus. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. C Units	Performance Update | April 2014

Series C Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%	0.54%	3.76%	-9.42%	5.28%	-3.54%	-2.87%	-5.88%	-2.04%	1.74%	-15.36%
2013	2.84%	-0.81%	1.14%	2.63%	-2.16%	-3.05%	-0.96%	-3.67%	-1.22%	1.90%	1.42%	2.24%	0.01%
2014	-3.13%	1.59%	-2.13%	-1.37%									-5.01%

*	Performance from December 2008 – August 2012 is Series A Unit performance, prior to conversion to Series C Units. Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series C Units are not available for purchase, rather are issued in exchange for Series A, B and I Units once such units reach a certain limit on fees, as described in the prospectus. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update April 2014
25 Years of Alternative Investments

Seneca Global Fund, L.P. I Units

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	3 Year	5 Year	Since Inception (Sep 2008)
Seneca Global Fund I Units [1]	-1.43%	-5.24%	-10.94%	-10.85%	-4.99%	-1.72%
S&P 500 Total Return Index [2]	0.74%	2.56%	20.44%	13.83%	19.14%	9.40%
S&P GSCI© Total Return Index [3]	0.74%	3.70%	6.94%	-4.54%	7.20%	-9.12%

It is not possible to invest directly in an index.

Monthly Commentary	Trading Performance

In April, equities initially sold off amid concerns over stock valuations and weak economic numbers. Optimism returned and global equities rallied mid-month with the Fed calming fears, stating that they remained committed to supportive monetary policy and noting than the recent weather-induced US growth slowdown would be short-lived. Meanwhile, risks of deflation in Europe led to speculation that the ECB might resort to quantitative easing. In contrast, UK unemployment dipped below the Bank of England’s 7% threshold, prompting speculation that the BOE may begin raising interest rates. Tension surrounding Ukraine and sanctions on Russia drove many commodity markets higher on fears of supply disruptions.

The Fund recorded its largest gains in metals, specifically in nickel whose price rose to a 14-month high due to falling supply as Indonesia, the biggest nickel miner, had banned unprocessed ore exports earlier in the year. In currencies, gains were made from long positions in the British pound, which rose to four year highs on speculation over interest rate hikes. However, this was offset by losses due to a reversal in the Japanese yen. The Fund saw its largest losses in equities due to an early sell off in stock indices, which then caused the Fund to cut its long positions and prevented it from fully benefiting from the market rebound going into month-end. The Fund closed the month with a net negative return.

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. I Units	Performance Update | April 2014

Series I Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%	0.98%	-1.81%	8.09%	1.16%	4.13%	-4.87%	5.89%	15.25%
2011	-1.65%	3.00%	-1.38%	5.15%	-7.72%	-3.37%	5.30%	0.39%	4.81%	-8.75%	-3.33%	0.93%	-7.62%
2012	-0.54%	2.41%	-4.45%	0.73%	3.95%	-9.25%	5.47%	-3.37%	-2.93%	-5.94%	-2.10%	1.68%	-14.35%
2013	2.77%	-0.87%	1.07%	2.56%	-2.22%	-3.11%	-1.02%	-3.73%	-1.28%	1.83%	1.36%	2.18%	-0.74%
2014	-3.19%	1.52%	-2.19%	-1.43%									-5.24%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com